EXHIBIT 99.1

AMERICAN ACHIEVEMENT GROUP HOLDING CORP., AAC GROUP HOLDING CORP. AND AMERICAN ACHIEVEMENT CORPORATION ANNOUNCE EXERCISE OF EARLY SETTLEMENT ELECTION

AUSTIN, TX, October 29, 2010 – American Achievement Group Holding Corp. (“Parent Holdings”), AAC Group Holding Corp. (“Intermediate Holdings”), and American Achievement Corporation (“AAC,” and together with Parent Holdings and Intermediate Holdings, the  “Company”) each announced today the exercise of their respective early settlement elections  pursuant to the previously announced tender offer and consent solicitation (the “Offer”), as described in the Offer to Purchase and Consent Solicitation Statement, dated October 18, 2010 (the “Offer to Purchase”).  The expected early settlement date is Monday, November 1, 2010.

On the early settlement date, the Company will, subject to the receipt of proceeds from the Company’s previously announced refinancing, purchase all Notes validly tendered and not withdrawn  prior to the early tender time of 5:00 p.m. today, October 29, 2010, comprised of (i) $44,674,479 aggregate principal amount of Parent Holdings’ 12.75% Senior PIK Notes due October 2012 (CUSIP No. 02369BAB2, 02369BAA4 and 02369BAE6) (the “Parent Holdings Notes”), (ii) $103,356,000 aggregate principal amount of Intermediate Holdings’ 10.25% Senior Discount Notes due October 2012 (CUSIP No. 000305AB8 and 000305AC6) (the “Intermediate Holdings Notes”), and (iii) $127,649,000 aggregate principal amount of AAC’s 8.25% Senior Subordinated Notes due April 2012 (CUSIP No. 02369AAE8 and 02369AAF5) (the “AAC Notes,” and together with the Parent Holdings Notes and the Intermediate Holdings Notes, the “Notes”).  On the early settlement date, the Company will pay the holders of such Notes the total consideration of (i) $1,031.88 per $1,000.00 principal amount of Parent Holdings Notes, (ii) $1,003.75 per $1,000.00 principal amount of Intermediate Holdings Notes and (iii) $1,002.50 per $1,000.00 principal amount of AAC Notes, which, in each case, includes an early tender and consent payment of $20.00 per $1,000.00 principal amount of the Notes validly tendered and accepted for purchase, plus accrued interest to (but not including) the early settlement date.

Holders who have not already tendered Notes may continue to do so at any time prior to the expiration of the Offer at 11:59 p.m., New York City time, on November 15, 2010, unless further extended or earlier terminated by the Company in its sole discretion. However, such holders will not be entitled to receive the early tender and consent premium.  Withdrawal rights for the tender offer have expired.

The Company has engaged Goldman, Sachs & Co. as the dealer manager for the Offer.  Persons with questions regarding the Offer should contact Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 357-4692.

The complete terms and conditions of the Offer are described in the Offer to Purchase and related Consent and Letter of Transmittal, copies of which may be obtained from Global Bondholder Services Corporation at (866) 389-1500 (toll free) or (212) 430-3774 (banks and brokerage firms).

This announcement is for information purposes only and is not an offer to purchase nor a solicitation of an offer to purchase with respect to any of the Notes nor a solicitation of a consent with respect to any of the Intermediate Holdings Notes or the AAC Notes.  The Offer is being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase that the Company has distributed to holders of the Notes.  The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.  No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in the Offer and, if given or made, such information or representation may not be relied upon as having been authorized by the applicable purchasers or the dealer manager.  None of the applicable purchasers, their respective boards of directors, the trustees, the information agent, the tender agent, the dealer manager or any of their respective affiliates makes any recommendation as to whether holders should tender, or refrain from tendering, or deliver, or not deliver, a Consent with respect to, all or any portion of the principal amount of their Notes pursuant to the Offer.

About the Company:

Parent Holdings is the indirect parent company of Intermediate Holdings.  Intermediate Holdings is the indirect parent company of AAC.  AAC is a provider of products that forever mark the special moments of people’s lives.  As the parent company of brands such as Balfour®, ArtCarved®, Keepsake®, and Keystone®, AAC’s legacy is based upon the delivery of exceptional, innovative products, including class rings, yearbooks, graduation products and affinity jewelry through in-school and retail distribution.

Media Contact:

Anna Cordasco/Brooke Gordon/Jonathan Doorley
Sard Verbinnen & Co
(212) 687-8080

This press release contains certain forward-looking statements.  Such forward-looking statements are subject to various risks and uncertainties that could cause the transaction not to be consummated. Neither the Company nor any of its affiliates or representatives undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.